Exhibit 99.1

GMS REPORTS RESULTS FOR FIRST QUARTER 2019

- First Quarter Net Sales Increased 21.2% to a record $778.1 Million —

-First Quarter Net Income of $8.7 Million -

- First Quarter Adjusted EBITDA Increased to a record $75.3 Million-

Tucker, Georgia, August 30, 2018. GMS Inc. (NYSE:GMS), a leading North American distributor of wallboard and suspended ceilings systems, today reported financial results for the first quarter of fiscal 2019 ended July 31, 2018.

Net sales for the fiscal first quarter ended July 31, 2018 increased 21.2% to a record $778.1 million from $642.2 million for the fiscal first quarter ended July 31, 2017. Reported net income decreased to $8.7 million, or $0.20 per diluted share, compared to $15.3 million, or $0.36 per diluted share. As previously disclosed, the decrease in net income is attributable to $10.5 million in pre-tax transaction related costs related to the June 1, 2018 acquisition of WSB Titan (“Titan”), $4.1 million in pre-tax purchase accounting adjustments for Titan inventory and $4.8 million in pre-tax severance costs related to our previously announced cost reduction plan.  Adjusted EBITDA for the fiscal first quarter increased to $75.3 million from Adjusted EBITDA of $52.8 million for the first quarter of fiscal 2018.

Mike Callahan, President and CEO of GMS, stated, “We are off to a solid start to the year, generating record sales and strong earnings. We delivered organic revenue growth of 6.1% driven by broad-based growth across each of our product groups. We also generated strong earnings, reflecting the contribution of Titan, our commitment to operational improvement initiatives and continued pricing discipline. The previously announced cost reduction plan coupled with the successful integration of Titan are expected to drive additional benefits as we progress through fiscal 2019 and beyond.”

Mr. Callahan continued, “Looking ahead to the balance of the year, we remain confident in the health of our end-markets and overall market conditions. We were able to capture more than three percent of price growth within the U.S. wallboard market and believe some of the pricing challenges facing our industry have begun to stabilize. As one of the largest wallboard distributors in North America with significant scale advantages and a well-balanced portfolio built for growth, we intend to continue to drive profitable growth while managing our business for the long-term. We remain excited about the overall strength of our business and confident in our ability to deliver another year of record sales and strong earnings in fiscal 2019.”

First Quarter 2019 Results

Net sales for the first quarter of fiscal 2019 ended July 31, 2018 were $778.1 million, compared to $642.2 million for the first quarter of fiscal 2018 ended July 31, 2017.

•                  Wallboard sales of $317.7 million increased 11.6% compared to the first quarter of fiscal 2018, with the positive impact of the June 1st acquisition of Titan and pricing improvement, slightly offset by an organic wallboard unit volume decline of 0.4%.

•                  Ceilings sales of $115.9 million rose 16.2% compared to the first quarter of fiscal 2018, mainly due to greater commercial activity, pricing improvement and the positive impact of acquisitions.

•                  Steel framing sales of $129.1 million grew 23.4% compared to the first quarter of fiscal 2018, mainly driven by greater commercial activity, pricing improvement and the positive impact of acquisitions.

•                  Other product sales of $215.4 million were up 40.7% compared to the first quarter of fiscal 2018, as a result of the positive impact of the acquisition of Titan and pricing improvement.

Gross profit of $244.8 million grew 19.4% compared to $205.1 million in the first quarter of fiscal 2018, mainly attributable to increased sales from the Titan acquisition. Gross margin adjusted for the non-cash impact of purchase accounting adjustments improved by approximately 10 basis points to 32.0% compared to 31.9% in the first quarter of fiscal 2018.

Net income of $8.7 million, or $0.20 per diluted share, decreased by 43.6% or $6.7 million compared to $15.3 million, or $0.36 per diluted share, in the first quarter of fiscal 2018. The decrease in net income is attributable to $5.7 million in pre-tax mark-to-market currency adjustments, $4.8 million in pre-tax transaction costs, $4.1 million in pre-tax fair value adjustments to inventory, all related to the acquisition of Titan, as well as $4.8 million in previously disclosed severance costs associated with the Company’s cost reduction plan. Adjusted net income of $35.2 million, or $0.82 per diluted share, increased 32.3% or $8.9 million, compared to $26.3 million, or $0.62 per diluted share, in the first quarter of fiscal 2018.

Adjusted EBITDA of $75.3 million increased from $52.8 million in the first quarter of fiscal 2018. Adjusted EBITDA margin was 9.7% as a percentage of net sales or 9.1% excluding the impact of the favorable accounting benefit related to the previously disclosed changes in lease accounting, reflecting strong performance from the Titan business, as well as improvement in our organic operating leverage.

Capital Resources

As of July 31, 2018, GMS had cash of $36.9 million and total debt of $1.30 billion, compared to cash of $36.4 million and total debt of $595.9 million, as of July 31, 2017.

On June 1, 2018, the Company amended its First Lien Credit Agreement to provide it with new borrowings consisting of an approximately $997 million term loan facility due in 2025. Borrowings under the new term loan bear interest at a floating rate based on LIBOR, with a 0% floor, plus 2.75%, representing a 25 basis point improvement compared to the previous term loan’s interest rate. Net proceeds from the new term loan were used to repay amounts outstanding on the Company’s prior first lien term loan of approximately $572 million and to finance the acquisition of Titan.

Acquisition Activity

GMS completed its acquisition of Titan, Canada’s largest gypsum specialty dealer with 30 locations across five provinces, on June 1, 2018.  Subsequent to July 31, 2018, the Company acquired Charles G. Hardy, Inc. a leading distributor of interior building products that serves residential and non-residential customers in the Los Angeles market. The acquisition marks GMS’ entry into the Los Angeles area, the second largest metropolitan area nationwide.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the first quarter ended July 31, 2018 and other information related to its business at 8:30 a.m. Eastern Time on August 30, 2018. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through September 30, 2018 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13682840.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 245 distribution centers across the United States and Canada. GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments.  In addition, the Company utilizes Adjusted EBITDA in certain calculations under its senior secured asset based revolving credit facility and its senior secured first lien term loan facility.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income and Adjusted EBITDA. The Company’s presentation of Adjusted net income and Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries.  Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA and Adjusted net income to the most directly comparable GAAP financial measures.

Forward-Looking Statements and Information:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS  operates,  statements about its expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance, statements related to net sales, gross profit and  gross margins, as well as non-GAAP financial measures such as Adjusted EBITDA, Adjusted net income and base business growth, , statements about our ability to continue to drive profitable growth while managing our business for the long-term and our ability to deliver record sales and strong earnings in fiscal 2019, demand trends and the anticipated benefits of our cost reduction plan, including future SG&A savings, and Titan acquisition contained in this press release are forward-looking statements. In addition, statements relating to the Titan acquisition, including its expected contribution to the Company’s Adjusted EBITDA for the eleven months ending April 30, 2019, are forward-looking statements. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the prices, supply, and/or demand for products which GMS distributes; general economic and business conditions in the United States and Canada; the activities of competitors; changes in significant operating expenses; changes in the availability of capital and interest rates; adverse weather patterns or conditions; acts of cyber intrusion; variations in the performance of the financial markets, including the credit markets; the possibility that the expected synergies and cost savings and final impacts from the Titan acquisition will not be realized, or will not be realized within the expected time period; the risk that the GMS and Titan businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships and to accomplish other GMS objectives; the risk of customer attrition; our ability to efficiently manage and control our costs and the success of our previously announced cost reduction plan; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2018, and in its other periodic reports filed with the SEC.  In addition, the statements in this release are made as of August 30, 2018. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to August 30, 2018.

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

Three Months Ended July 31, 2018 and 2017

(in thousands, except per share data)

	Three Months Ended
	July 31,
	2018	2017
Net sales	$778,144	$642,157
Cost of sales (exclusive of depreciation and amortization shown separately below)	533,328	437,053
Gross profit	244,816	205,104
Operating expenses:
Selling, general and administrative	185,435	156,072
Depreciation and amortization	26,322	16,345
Total operating expenses	211,757	172,417
Operating income	33,059	32,687
Other (expense) income:
Interest expense	(16,188)	(7,500)
Change in fair value of financial instruments	(6,019)	(196)
Write-off of debt discount and deferred financing fees	—	(74)
Other income, net	634	486
Total other expense, net	(21,573)	(7,284)
Income before taxes	11,486	25,403
Provision for income taxes	2,836	10,060
Net income	$8,650	$15,343
Weighted average common shares outstanding:
Basic	41,094	40,971
Diluted	42,074	42,128
Net income per share:
Basic	$0.21	$0.37
Diluted	$0.20	$0.36

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

July 31, 2018 and April 30, 2018

(in thousands, except per share data)

	July 31,	April 30,
	2018	2018
Assets
Current assets:
Cash and cash equivalents	$36,865	$36,437
Trade accounts and notes receivable, net of allowances of $7,982 and $9,633, respectively	474,394	346,450
Inventories, net	315,968	239,223
Prepaid expenses and other current assets	17,135	11,726
Total current assets	844,362	633,836
Property and equipment, net of accumulated depreciation of $94,015 and $85,761, respectively	272,806	163,582
Goodwill	623,200	427,645
Intangible assets, net	494,586	222,682
Other assets	10,916	6,766
Total assets	$2,245,870	$1,454,511
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$145,865	$116,168
Accrued compensation and employee benefits	33,077	56,323
Other accrued expenses and current liabilities	60,640	45,146
Current portion of long-term debt	34,317	16,284
Total current liabilities	273,899	233,921
Non-current liabilities:
Long-term debt, less current portion	1,269,323	579,602
Deferred income taxes, net	24,508	10,742
Other liabilities	46,087	35,088
Liabilities to noncontrolling interest holders, less current portion	12,773	15,707
Total liabilities	1,626,590	875,060
Commitments and contingencies
Stockholders’ equity:
Stockholders’ equity
Common stock, par value $0.01 per share, 500,000 shares authorized; 41,139 and 41,069 shares issued and outstanding as of July 31, 2018 and April 30, 2018, respectively	411	411
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of July 31, 2018 and April 30, 2018	—	—
Exchangeable shares	33,194	—
Additional paid-in capital	490,670	489,007
Retained earnings	98,242	89,592
Accumulated other comprehensive income (loss)	(3,237)	441
Total stockholders’ equity	619,280	579,451
Total liabilities and stockholders’ equity	$2,245,870	$1,454,511

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

Three Months Ended July 31, 2018 and 2017

(in thousands)

	Three Months Ended
	July 31,
	2018	2017
Cash flows from operating activities:
Net income	$8,650	$15,343
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	26,322	16,345
Write-off and amortization of debt discount and debt issuance costs	825	734
Provision for losses on accounts and notes receivable	148	849
Provision for obsolescence of inventory	(22)	371
Effects of fair value adjustments to inventory	4,129	—
Increase in fair value of contingent consideration	229	—
Equity-based compensation	1,269	1,178
Gain on sale and disposal of assets	(121)	(390)
Change in fair value of financial instruments	6,019	196
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(40,974)	(12,913)
Inventories	(20,943)	(3,318)
Prepaid expenses and other assets	416	(2,996)
Accounts payable	(1,696)	9,506
Accrued compensation and employee benefits	(22,945)	(27,694)
Derivative liability	(10,778)	—
Other accrued expenses and current liabilities	2,219	14,026
Deferred income taxes	(571)	(2,712)
Cash (used in) provided by operating activities	(47,824)	8,525
Cash flows from investing activities:
Purchases of property and equipment	(3,793)	(5,511)
Proceeds from sale of assets	266	1,424
Acquisition of businesses, net of cash acquired	(575,499)	(3,124)
Cash used in investing activities	(579,026)	(7,211)
Cash flows from financing activities:
Repayments on the revolving credit facility	(176,769)	(257,382)
Borrowings from the revolving credit facility	392,170	167,429
Payments of principal on long-term debt	(2,492)	(1,444)
Payments of principal on capital lease obligations	(3,998)	(1,434)
Borrowings from term loan	996,840	577,616
Repayments of term loan	(571,840)	(477,616)
Debt issuance costs	(7,933)	(3,308)
Proceeds from exercises of stock options	431	—
Other financing activities	873	—
Cash provided by financing activities	627,282	3,861
Effect of exchange rates on cash and cash equivalents	(4)	—
Increase in cash and cash equivalents	428	5,175
Cash and cash equivalents, beginning of period	36,437	14,561
Cash and cash equivalents, end of period	$36,865	$19,736
Supplemental cash flow disclosures:
Cash paid for income taxes	$958	$1,787
Cash paid for interest	10,980	6,792
Supplemental schedule of noncash activities:
Assets acquired under capital lease	$79,139	$2,957
Issuance of installment notes associated with equity-based compensation liability awards	2,645	—
Increase in insurance claims payable and insurance recoverable	2,231	1,590

GMS Inc.

Net Sales by Product Group (Unaudited)

Three Months Ended July 31, 2018 and 2017

(dollars in thousands)

	Three Months Ended
	July 31,	% of	July 31,	% of
	2018	Total	2017	Total
	(dollars in thousands)
Wallboard	$317,735	40.8%	$284,657	44.3%
Ceilings	115,855	14.9%	99,710	15.6%
Steel framing	129,112	16.6%	104,651	16.3%
Other products	215,442	27.7%	153,139	23.8%
Total net sales	$778,144		$642,157

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

Three Months Ended July 31, 2018 and 2017

(in thousands)

	Three Months Ended
	July 31,
	2018	2017

Net income	$8,650	$15,343
Interest expense	16,188	7,500
Write-off of debt discount and deferred financing fees	—	74
Interest income	(236)	(23)
Provision for income taxes	2,836	10,060
Depreciation expense	10,610	5,990
Amortization expense	15,712	10,355
EBITDA	$53,760	$49,299
Stock appreciation expense(a)	334	590
Redeemable noncontrolling interests(b)	531	866
Equity-based compensation(c)	404	473
Severance and other permitted costs(d)	4,836	205
Transaction costs (acquisitions and other)(e)	4,753	159
Gain on disposal of assets	(121)	(390)
Effects of fair value adjustments to inventory(f)	4,129	—
Change in fair value of financial instruments(g)	6,019	196
Secondary public offering costs(h)	—	631
Debt transaction costs(i)	627	723
EBITDA add-backs	21,512	3,453
Adjusted EBITDA	$75,272	$52,752
Adjusted EBITDA margin	9.7%	8.2%

(a)                                 Represents non-cash compensation expenses related to stock appreciation rights agreements.

(b)                                 Represents non-cash compensation expense related to changes in the redemption values of noncontrolling interests.

(c)                                  Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)                                 Represents severance expenses and other costs permitted in calculations under the ABL Facility and the First Lien Facility.

(e)                                  Represents one-time costs related to acquisitions paid to third party advisors.

(f)                                   Represents the non-cash cost of sales impact of purchase accounting adjustments to increase inventory to its estimated fair value.

(g)                                  Represents the mark-to-market adjustments for derivative financial instruments.

(h)                                 Represents one-time costs related to our secondary offering paid to third party advisors.

(i)                                     Represents costs paid to third party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

Three Months Ended July 31, 2018 and 2017

(in thousands, except per share data)

	Three Months Ended
	July 31,
	2018	2017
Income before taxes	$11,486	$25,403
EBITDA add-backs	21,512	3,453
Write-off of debt discount and deferred financing fees	—	74
Purchase accounting depreciation and amortization (1)	12,455	5,024
Adjusted pre-tax income	45,453	33,954
Adjusted income tax expense	10,227	7,640
Adjusted net income	$35,226	$26,314
Effective tax rate (2)	22.5%	22.5%

Weighted average shares outstanding:
Basic	41,094	40,971
Diluted (3)	43,203	42,128
Adjusted net income per share:
Basic	$0.86	$0.64
Diluted	$0.82	$0.62

(1)          Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and the acquisition of Titan. Full year projected amount for FY19 is $49.7 million.

(2)          Normalized cash tax rate determined based on our estimated taxes for fiscal 2019 excluding the impact of purchase accounting and certain other deferred tax accounts. Fiscal Q1 2018 normalized cash tax rate updated to reflect this rate.

(3)          Includes the effect of 1.1 million shares of equity issued in connection with the acquisition of Titan that are exchangeable for the Company’s common stock.

Contact Information:

Investor Relations:

ir@gms.com

678-353-2883

Media Relations:

marketing@gms.com

770-723-3378